JACKSON® May 23, 2024 Craig Anderson Dear Craig: This letter confirms the terms of your continued employment with Jackson National Life Insurance Company ("Company") and association with Jackson Financial Inc. ("JFI") and its subsidiaries following your promotion to SVP and Controller effective June 3, 2024, reporting to Don Cummings, Executive Vice President and Chief Financial Officer. You may also be appointed to serve as an officer or director of entities affiliated with JFI. • Your annual rate of base salary will remain $365,000. Your base salary is payable in bi- weekly installments and is subject to normal deductions for tax withholding, benefits, and similar items. • Your target annual bonus will increase from 100% to 115% of base salary, for a $419,750 target value, effective with your promotion on June 3, 2024. Your full-year 2024 target annual bonus will be determined based on (i) your pre-promotion target bonus in effect from January 1, 2024 through June 2, 2024, plus (ii) your post-promotion target bonus in effect from June 3, 2024 through December 31, 2024. Payment of the 2024 annual bonus will occur by March 15, 2025 when 2024 performance year bonuses are paid to associates broadly. • Your target annual long term equity incentive award will increase to $420,000 effective with your promotion on June 3, 2024. Your pre-promotion target long term equity incentive award of $250,000 was granted on March 10, 2024 as previously planned and approved, and the remaining $170,000 annual long term incentive award for 2024 will be granted on September 10, 2024. • In addition to the base salary and incentives above, you will continue to be eligible for the Company's competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, paid time off, dependent tuition reimbursement, 401(k) plan with match and profit sharing, nonqualified Management Deferred Income Plan, and a number of other programs. The Company reserves the right to change any of its benefits and incentive plans and programs at any time. • You will be designated a Section 16 officer of JFI and will be required under JFI's stock ownership guidelines to accumulate holdings of JFI common stock (and/or certain derivatives thereof) with a value equal to your annual base salary, to be achieved within five years of your promotion to SVP and Controller. Exhibit 10.3

JACKSON • You will remain an at-will associate of the Company and may terminate your employment at any time, with or without notice. Similarly, the company may terminate your employment at any time, with or without cause or notice. We are very excited about this new opportunity for you. Please contact me if you have questions. Sincerely, Dana Rapier SVP, Chief Human Resources Officer I agree to the above terms and conditions: --.aoat-f Craig Anderson Date